CONFIDENTIAL TREATMENT                                              EXHIBIT 10.9


                  RESEARCH COLLABORATION AND LICENSE AGREEMENT




                                     BETWEEN




                                ROCHE BIOSCIENCE

                                       and

                                 LEUKOSITE, INC.

                                TABLE OF CONTENTS

1.    Definitions....................................................

2.    Grant..........................................................
      2.1   License..................................................
      2.2   Third Party Agreements...................................
      2.3   Sublicenses..............................................
      2.4   Product Outside the Field of Research....................

3.    Due Diligence and Worldwide Marketing..........................
      3.1   Diligence................................................
      3.2   Marketing Reports........................................

4.    Confidential Information.......................................
      4.1   Non-Disclosure...........................................
      4.2   Non-Confidential Information.............................
      4.3   Permitted Disclosure.....................................

5.    Research Collaboration.........................................
      5.1   Object...................................................
      5.2   Collaboration Management Council.........................
            5.2.1  Oversight.........................................
            5.2.2  Membership........................................
            5.2.3  Chair.............................................
            5.2.4  Responsibilities..................................
      5.3   Meetings.................................................
      5.4   CMC Deadlock.............................................
      5.5   Conduct of Research Collaboration........................
      5.6   Visitation...............................................
      5.7   Research Funding.........................................
            5.7.1  RBS Funding at LKS................................
            5.7.2  LKS Funding at LKS................................
            5.7.3  RBS Funding at RBS................................
      5.8   No Conflict With Research Collaboration..................
      5.9   Title to Equipment.......................................
      5.10  Term and Termination of the Research Collaboration.......
            5.10.1  Research Term....................................
            5.10.2  Termination by RBS...............................
      5.11  Clinical and Regulatory Activity.........................

6.    Results of the Research Collaboration/Patents..................
      6.1   Mutual Disclosure........................................
      6.2   LKS Results..............................................
            6.2.1  Title.............................................
            6.2.2  Use...............................................
            6.2.3  Patent Rights.....................................
      6.3   Joint Results............................................
            6.3.1  Title.............................................
            6.3.2  Use...............................................
            6.3.3  Patent Rights.....................................
      6.4   RBS Results..............................................
            6.4. 1  Title............................................
            6.4.2  Use...............................................
            6.4.3  Patent Rights.....................................
      6.5   Publication..............................................
      6.6   Infringement.............................................

7.    Royalties and other Compensation
      7.1   Royalties  ..............................................
            7.1.1  Amount............................................
            7.1.2  Patent Protection.................................
            7.1.3  Competitive Pressures.............................
            7.1.4  Other Royalties...................................
            7.1.5  Royalty Term......................................
            7.1.6  Combination Product...............................
      7.2   License Fee..............................................
      7.3   Milestone Payments.......................................
            7.3.1  Amounts...........................................
            7.3.2  Replacement Product...............................
            7.3.3  Termination.......................................
      7.4   Records..................................................
      7.5   Accounting Period........................................

8.    Representations and Warranties.................................
      8.1   Mutual Representations and Warranties....................
      8.2   LKS Representations and Warranties.......................
      8.3   Limitation...............................................

9.    Indemnification................................................
      9.1   LKS Indemnification......................................
            9.1.1  Research Collaboration............................
            9.1.2  Products Liability................................
      9.2   RBS Indemnification......................................
      9.3   Conditions to Indemnification............................

10.   Assignment; Successors.........................................
            10.1 Assignment..........................................
            10.2 Successors..........................................

11.   Force Majeure..................................................

                  RESEARCH COLLABORATION AND LICENSE AGREEMENT



      This Agreement is entered into on July 12, 1996 (the "Effective Date") by and between SYNTEX (U.S.A.) INC., through its ROCHE BIOSCIENCE division (hereinafter referred to as "RBS"), a Delaware corporation located at 3401 Hillview Avenue, Palo Alto, California 94304, and LEUKOSITE, INC., a Delaware Corporation, located at 215 First Street, Cambridge, Massachusetts 02142 ("LKS").

      WHEREAS, RBS is a member of the Roche Group, which is an international healthcare company which, among other things, develops, manufactures, markets and sells pharmaceutical products for human healthcare throughout the world; and

      WHEREAS, LKS is the owner or exclusive licensee of certain technology and other proprietary know-how related to Products (as hereinafter defined); and

      WHEREAS, RBS desires to obtain an exclusive right and license in and to such technology and proprietary know-how to develop and sell Products in the Territory (as hereinafter defined); and

      WHEREAS, RBS desires to support additional research in the Field of Research as hereinafter defined to be conducted by LKS; and

      WHEREAS, LKS is willing to grant the exclusive right and license desired by RBS and to conduct the research supported by RBS.

      NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

1.    DEFINITIONS.

      The terms used in this Agreement have the following meaning:

      1.1   "Accounting Period" shall have the meaning set forth in Section
7.5.

      1.2 "Adjusted Gross Sales" means the gross sales invoiced by RBS for the Product(s) to Third Parties less deductions for returns (including withdrawals and recalls), rebates (retroactive price reductions, including Medicaid and similar types of rebates), volume (quantity) discounts, discounts granted at the time of invoicing, sales taxes and other taxes directly linked to and included in the gross sales amount on a Product by Product basis for the countries concerned (excluding income and similar taxes).

      1.3 "Affiliate" as applied to either party shall mean any company or other legal entity other than the party in question in whatever country organized, controlling, controlled by or under common control with that party. The term "control" means ownership or control, directly or indirectly, of at least fifty percent (50%) of the outstanding stock, voting rights or the right entitled to elect or appoint directors. Provided, however, Genentech, Inc., with offices located at 460 Point San Bruno Boulevard, South San Francisco, California, 94080, and its subsidiaries shall not be considered an Affiliate of RBS unless and until it is granted or extended rights under this Agreement upon written notice by RBS to LKS.

      1.4 "Agreement Year" shall mean the twelve month period beginning on the date of execution of the Heads of Agreement, and each subsequent twelve (12) month period thereafter.

      1.5 "Background Patent Right(s)" shall mean the LKS United States patent applications, including any division, continuation, or continuation-in-part thereof and any foreign patent application or equivalent corresponding thereto and any Letters Patent or the equivalent thereof issuing thereon or reissue, re-examination or extension (including Supplemental Protection Certificates) thereof, which are set forth in Appendix A attached hereto and made a part hereof.

      1.6 "Calendar Quarter" shall mean the period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, as the case may be.

      1.7 "CBR Agreement" means the License Agreement effective as of June 15, 1993 between the Center for Blood Research and LKS.

      1.8 "CMC" shall have the meaning set forth in Section 5.2.

      1.9 "CMCC Agreement" means the License Agreement dated March 25, 1996 between the Children's Medical Center Corporation and LKS.

      1.10 "commercially reasonable and diligent efforts" means, unless the Parties agree otherwise, those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other products of similar scientific and commercial potential within the relevant product lines of RBS or, with respect to Section 5.5, LKS.

      1.11 "Confidential Information" means all information and materials received by either party from the other party pursuant to this Agreement and all information and materials developed in the course of the Research Collaboration.

      1.12  "FDA" shall mean the United States Food and Drug Administration.

      1.13 "Field of Research" shall mean research with respect to chemokine receptor-3 (CKR-3) or eosinophil recruitment including, but not limited to, chemokines which interact with eosinophil chemokine receptors, their respective eosinophil chemokine receptors and their eosinophil signaling proteins excluding Monocyte Chemotactic Protein-1, Interleukin-8 receptors and leukocyte integrins and their adhesion molecule counter receptors.

      1.14 "First Commercial Sale" shall mean in each country of the Territory, the first sale to a Third Party, in connection with the nationwide introduction of any Product by RBS, its Affiliates or Sublicensees following marketing and/or pricing approval by the appropriate governmental agency for the country in which the sale is to be made and, when governmental approval is not required, the first sale in that country in connection with the nationwide introduction of a Product in that country.

      1.15  "Flat Fee" shall have the meaning set forth in Section 13.2.

      1.16  "FTE" means full time-equivalent qualified scientist employee.

      1.17 "Heads of Agreement" shall mean the agreement between the parties hereto entitled Heads of Agreement containing the basic terms of this Agreement and executed on April 18, 1996.

      1.18 "High Throughput Screening" or "HTS" shall mean a ligand-receptor binding assay, that utilizes, for example, eotaxin chemokine as a ligand and the CKR-3 protein as a receptor and can be used to screen the RBS compound library to identify chemokine or chemokine receptor binding antagonists.

      1.19 "Imperial Agreement" means the License Agreement effective January 31, 1996 between The Imperial College of Science, Technology & Medicine and the Imperial Exploitation Limited, on the one hand, and LKS, on the other hand.

      1.20 "IND" shall mean an Investigational New Drug application as such term is defined in the regulations of the FDA.

      1.21 "Information" shall mean any data, formulas, process information or other information produced solely or jointly by LKS or RBS which is developed in and/or results from the Research Collaboration.

      1.22 "Invention" shall mean any product, process, use, article of manufacture, composition of matter conceived or first actually or constructively reduced to practice, solely or jointly by LKS or RBS, which is developed in and/or results from the Research Collaboration.

      1.23 "Joint Patents Rights" shall have the meaning set forth in Section 6.3.1.

      1.24  "Joint Results" shall have the meaning set forth in Section 6.3.1.

      1.25 "LKS Patent Rights" shall have the meaning set forth in Section
6.2.1.

      1.26  "LKS Results" shall have the meaning set forth in Section 6.2.1.

      1.27 "Major Market(s)" shall mean each of North America (the United States and Canada only), United Kingdom, Germany, France, and Japan.

      1.28 "Material" shall mean any material or substance which is discovered, produced or derived solely or jointly by LKS or RBS, which is developed in and/or results from the Research Collaboration.

      1.29 "NDA" shall mean a New Drug Application as such term is defined in the regulations of the FDA.

      1.30 "Net Sales" means the Adjusted Gross Sales less a lump sum deduction of five percent (5%) of the Adjusted Gross Sales for those sales related deductions which are not accounted for on a product-by-product basis (e.g. outward freight, transportation insurance, packaging materials for dispatch of woods, custom duties, discounts granted later than at the time of invoicing, cash discounts and other direct sales expenses).

      1.31  "Other Royalties" shall have the meaning set forth in Section
7.1.4.

      1.32 "Patent" means any United States patent application, including any division, continuation, or continuation-in-part thereof and any foreign patent application or equivalent corresponding thereto and any Letters Patent or the equivalent thereof issuing thereon or reissue, re-examination or extension (including Supplemental Protection Certificates) thereof.

      1.33 "Patent Costs" means the fees and expenses paid to outside legal counsel and other Third Parties, and filing, prosecution and maintenance expenses, incurred in connection with the establishment and maintenance of rights under Patents.

      1.34 "Patent Rights" means individually and collectively Background Patent Rights, LKS Patent Rights, RBS Patent Rights and Joint Patent Rights.

      1.35  "Patent Protection" shall have the meaning set forth in Section
7.1.2.

      1.36 "PLA" means a Product License Application as such term is defined by the FDA.

      1.37 "Product" shall mean any article, composition, apparatus, material, method, process or service for therapeutic and diagnostic applications in humans in the Field of Research, including, but not limited to, small molecules, protein products, and gene therapy applications, which is or which incorporates or utilizes an Invention, Invention, Results and/or Material or the manufacture, import, sale, or use of which is covered by Patent Rights.

      1.38 "RBS Patent Rights" shall have the meaning set forth in Section
6.4.1.

      1.39 "RBS Patents" shall mean any United States patent application, including any division, continuation, or continuation in part thereof and any foreign patent application or equivalent corresponding thereto and any Letters Patent or the equivalent thereof issuing thereon or reissue, re-examination or extension (including Supplemental

Protection Certificates) thereof, which is owned by or licensed by RBS and in and to which RBS has a transferable interest during the term of this Agreement insofar as it contains one or more claims to RBS Technology.

      1.40 "RBS Results" shall have the meaning set forth in Section 6.4.1.

      1.41 "RBS Technology" shall mean information and materials, including but not limited to, pharmaceutical, chemical and biological products, technical and non-technical data and information relating to the results of tests, assays, methods, and processes, and drawings, plans, diagrams and specifications and/or other documents containing such information and data owned by RBS or to which RBS has a transferable interest on the Effective Date and/or prior to termination of this Agreement and which are necessary for the manufacture, use or sale of a Product.

      1.42 "Reciprocal Royalties" shall have the meaning set forth in Section 13.8.3.

      1.43 "Research" shall mean the research performed by LKS and RBS in accordance with the Research Plan, as amended from time to time by agreement of the parties.

      1.44 "Research Collaboration" shall have the meaning set forth in
Section 5. 1.

      1.45 "Research Plan" shall mean the written description of the research program for the research collaboration, including, but not limited to, goals, key decision points, timing to key decision points, resource commitments and other details identified by the CMC for the first Agreement Year as set forth in Appendix B attached hereto and made a part hereof, and for each subsequent Agreement Year of the Research Collaboration.

      1.46 "Research Term" shall have the meaning set forth in Section
5.10.1.

      1.47 "Results" means, collectively, LKS Results, Joint Results, and RBS Results.

      1.48 "Royalty Term" shall have the meaning set forth in Section 7.1.5.

      1.49 "Sublicensee" shall mean any Third Party licensed by RBS to make, have made, import, use or sell any Product.

      1.50 "Territory" shall mean all countries of the world.

      1.51 "Third Party(ies)" shall mean a person or entity who or which is neither a party hereto nor an Affiliate of a party hereto.

      1.52 "Third Party Agreement(s)" shall mean the CMCC Agreement, the Imperial Agreement, and the CBR Agreement.

      1.53 "Valid Claim" shall mean a claim of an issued patent which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken.

      1.54 The use herein of the plural shall include the singular, and the use of the masculine shall include the feminine.

2.    GRANT.

      2.1 License. LKS hereby grants to RBS and RBS hereby accepts from LKS an exclusive right and license under the Background Patents to make, have made, use and sell Products in the Territory. In addition, the parties shall grant each other the licenses for the Results as set forth in Section 6.

      2.2 Third Party Agreements. To the extent information, inventions, materials and/or Patents licensed to RBS under this Agreement are rights which LKS has licensed from and under a Third Party Agreement(s), RBS understands and agrees as follows:

            (i) The rights licensed to RBS by LKS are subject to the terms, limitations, restrictions and obligations of the Third Party Agreement(s).

            (ii) RBS will comply with the terms, obligations, limitations and restrictions of the Third Party Agreement(s) applicable to sublicensees (excluding the financial provisions of such agreement). In particular Section
2.7 of the CMCC Agreement requires that Articles 2, 6, 7, 8, 9, 10, 11, 12 and 14 of that agreement be attached to any sublicense and such articles are attached hereto and made a part hereof as Appendix C.

      2.3   Sublicenses.

            2.3.1 Subject to Section 2.3.2, RBS shall be entitled to extend the license granted herein to Affiliates and to sublicense Third Parties. In case of a license which has been extended to Affiliates or sublicensed to a Sublicensee, such Affiliates and Sublicensees shall be bound by all terms and conditions of this Agreement. RBS shall advise LKS of any such extension to Affiliates or sublicenses to Sublicensees and provide LKS with notice of any sublicense within sixty (60) days of execution of such sublicense. The terms of the sublicense shall comply with all the terms and conditions of this Agreement applicable to sublicensees (excluding the financial provisions of this Agreement).

            2.3.2 RBS shall guarantee and be responsible for the payment of all royalties due and the making of reports under this Agreement by reason of sales of any Products by its Affiliates and Sublicensees and their compliance with all applicable terms of this Agreement. Performance or satisfaction of any obligations of RBS under this Agreement by any of its Affiliates or Sublicensees shall be deemed performance or satisfaction of such obligations by RBS.

      2.4 Product Outside the Field of Research. If the Research Collaboration develops a product which is specifically excluded from the Field of Research and with respect to which LKS is prevented from working with RBS as a result of other existing agreements and LKS is not prevented under the terms of any such agreement from licensing such product to RBS (should LKS be determined to be an inventor), then RBS will have exclusive rights to pursue such product independently-, provided that if LKS is deemed under U.S. patent laws to be the sole inventor, RBS shall pay to LKS a * royally on the Net Sales of such product sold in the Territory by RBS, its Affiliates and Sublicensees. If LKS is not deemed to be the sole inventor, RBS shall have no obligation to pay royalties on such product.

3.    DUE DILIGENCE AND WORLDWIDE MARKETING.

      3.1 Diligence. RBS shall use commercially reasonable and diligent efforts to develop and register Products and upon registration, continue to use its commercially reasonable and diligent efforts to market and sell Products in each Major Market, taking into account the scientific and commercial potential for such Product or to sublicense the Products to Third Parties to do the same. Subject to the terms of this Section 3, all aspects relating to the marketing and sale of a Product shall be a business decision of RBS and its Affiliates. Subject to the terms of this Section 3,


* Confidential treatment requested: material has been omitted and filed separately with the Commission.

RBS or its Affiliates may choose not to market, distribute, or license the Product in a country based upon RBS' reasonable business judgment. The efforts of an Affiliate shall be deemed to be the efforts of RBS.

      3.2 Marketing Reports. RBS or its Affiliates shall provide written reports to LKS on June 30th and December 31st of each year concerning the efforts being made in accordance with this Section with respect to a Product in each country of the Major Markets until launch of such Product in all Major Markets. The report shall contain information about the timing of Product launch in such countries. RBS or its Affiliates shall provide LKS with any additional information reasonably requested by LKS in this respect. No more frequently than once a year and upon LKS' request, RBS or its Affiliates shall also provide to LKS, both prior to and after marketing a Product, a brief summary of the marketing plans for each Product in the Major Markets and sales estimates for each Product to be sold in each Major Market. In addition, RBS or its Affiliates shall provide LKS with an overview of marketing activities and sales estimates on a per Product basis for the remaining countries in the Territory.

4.    CONFIDENTIAL INFORMATION.

      4.1 Non-Disclosure. Each party shall have the right to refuse to accept the other party's Confidential Information. Each party agrees not to disclose and to maintain the Confidential Information in strict confidence, to cause all of its Affiliates, sublicensees, agents, representatives and employees to maintain the disclosing party's Confidential Information in confidence and not to disclose any such Confidential Information to a third party without the prior written consent of the disclosing party and not to use such Confidential Information for any purpose other than as licensed under this Agreement.

      4.2 Non-Confidential Information. The obligations of confidentiality will not apply to information which:

            (i) was known to the receiving party or generally known to the public prior to its disclosure hereunder; or

            (ii) subsequently becomes known to the public by some means other than a breach of this Agreement;

            (iii) is subsequently disclosed to the receiving party by a Third
                  Party having a lawful right to make such disclosure and who is not under an obligation of confidentiality to the disclosing party;

            (iv) is required by law, rule, regulation or bona fide legal process to be disclosed, provided that the disclosing party takes all reasonable steps to restrict and maintain confidentiality of such disclosure and provides reasonable notice to the non-disclosing party to allow the non-disclosing party to take appropriate action to appeal such order; or

            (v)   is approved for release to the public by both parties.

      4.3 Permitted Disclosure. The obligations of Section 4.1 notwithstanding, either party may disclose the Confidential Information licensed hereunder, to Third Parties who (i) need to know the same in order to secure regulatory approval for the sale of Product, (ii) who need to know the same in order to work towards the commercial development of Product, or (iii) who are approved by other party, as the case may be; provided that such parties are bound by obligations of confidentiality and non-use at least as stringent as set forth herein, provided, further, that RBS may disclose Confidential Information regarding clinical development, manufacturing, and marketing of any Product to any Third Party at RBS's sole discretion; provided, further, that such Confidential Information was developed solely by RBS or its Affiliates or contractors or sublicensees and does not include Confidential Information received from LKS.

5-     RESEARCH COLLABORATION.

      5.1 Object. During the Research Term, the parties shall establish a research and pre-clinical development collaboration in the Field of Research (the "Research Collaboration"). LKS agrees to conduct the Research to be performed at LKS and RBS agrees to support and fund such Research at LKS in accordance with the terms and conditions set forth below; [provided, however, that RBS shall not require LKS to do any Research that would cause a significant financial hardship to LKS. During the Research Term, neither LKS nor its Affiliates shall conduct or fund or enter into any agreement with any sublicensee or Third Party which provides for the conduct or funding of research, development or commercialization of products directed toward the Field of Research except pursuant to the terms of this Agreement, provided, however, that LKS has the right to use CKR-3 and other technology described in the Field of Research as it might pertain to research activities outside the

Field of Research, e.g. discover of MCP-1, IL-8 or other non-eosinophil chemokine receptor agonist or antagonist in which tests are done using CKR-3 technology in order to establish selectivity for the other targets and a lack of activity against CKR-3, provided, further, that LKS has the right to conduct research outside the Field of Research but if a biological target is identified that has its primary activity directed towards eosinophil recuitment, such target is part of this Agreement. "Primary activity" means the biological target contributes to the pathology associated with eosinophil recruitment in asthma or allergy either in humans or in animal models of such diseases.]

      5.2   Collaboration Management Council

            5.2.1 Oversight. The Research Collaboration will be overseen and monitored by the Collaboration Management Council as described herein (the "CMC").

            5.2.2 Membership. Within ten (10) days of the date hereof, LKS and RBS shall each appoint two (2) persons (or such other number of persons as the parties may determine) to serve on the CMC. Such representatives will be qualified, by reason of background and experience, to assess the scientific progress of the Research Collaboration. Each party will have the right to change its representation on the CMC upon written notice sent to the other.

            5.2.3 Chair. The CMC will be co-chaired by one representative of each party during the Research Term.

            5.2.4. Responsibilities.  The CMC will have authority to:

                  (i) review and approve the Research Plan for each Agreement Year;

                  (ii) make recommendations retarding the performance of the Research Collaboration and the conduct of the Research pursuant thereto, and monitor performance thereunder;

                  (iii) modify the Research Plan;

                  (iv) review any and all proposed Publication[s] or communication[s] relating to the Research Collaboration and the results therefrom, in accordance with the procedure set forth in this Section 5;

                  (v) review any and all proposed filing of patent application[s] in connection with the Research
                  Collaboration.

      5.3 Meetings. The CMC will meet not less than two (2) times a year during the term of the Research Collaboration, at locations and times to be determined by the CMC, with the intent of meeting at alternating locations in Boston, Massachusetts, and Palo Alto, California, with each Party to bear all travel and related costs for its members, at such dates and times as agreed to by the parties. At such meetings, the CMC will discuss the Research Plan and the performance by each party under the Research Plan, evaluate the results thereof and set priorities therefor. All decisions made or actions taken by the CMC will be made unanimously by its members with the LKS members cumulatively having one vote and the RBS members cumulatively having one vote each. The CMC will prepare written minutes of each meeting and a written record of all decisions whether made at a formal meeting or not. Such minutes will incorporate semi-annual research reports prepared for the parties by LKS. A quorum for a meeting shall require at least one LKS member and at least one RBS member.

      5.4 CMC Deadlock. If there are issues on which the CMC cannot reach agreement because of a Deadlock (as hereinafter defined), such matters will be submitted to the president of LKS and the head of the Inflammatory Disease Business Unit of RBS. In the event agreement cannot be reached at this level, the Deadlock shall be resolved by RBS in its sole discretion. For the purpose of this Section 5.4, "Deadlock" will mean, G) with respect to any matter considered and voted upon by the CMC, that one party votes in favor of such matter and the other party does not vote in favor of such matter or GO a quorum cannot be established for the CMC to vote on a matter.

      5.5 Conduct of Research Collaboration. Except as contemplated by the Research Plan, the Research will be conducted by LKS at LKS's laboratories or such other sites approved by the CMC. LKS will use all commercially reasonable and diligent efforts to complete Research but in no event shall LKS be obligated to provide research funding or perform Research beyond that funded by RBS and/or as set forth in Section 5.7.2.

      5.6 Visitation. Each party will permit duly authorized employees or representatives of the other party to visit its facilities where the research is conducted, at reasonable times and with reasonable notice.

      5.7   Research Funding

            5.7.1.RBS Funding at LKS.

                  5.7.1.1 Primary Support Commitment. During the Research Term, RBS will provide funding for the Research Collaboration at LKS in the amount of
* FTEs per year at LKS at a cost of * per FTE per year. This commitment will be inclusive of all costs incurred by LKS or implementing the Research Collaboration. Such funding shall be incorporated into the Research Plan:

                  5.7.1.2 Monoclonal Work. In the event that the CMC determines at any time during the Research Term that the humanization of the monoclonal antibody should be included in the Research Plan, RBS will also provide funding not to exceed * to support (a) up to an additional * per FTE for up to twelve
(12) months and (b) an outside collaboration fee to support humanization of the monoclonal antibody.

                  5.7.1.3 Third Year Funding. In the event funding for Research is mutually agreed upon for a third Agreement Year, RBS will provide additional support for Research at a cost of * per FTE not to exceed * for such year based upon the Research Plan.

                  5.7.1.4 Payments. The support payments to LKS set forth in this Section 5.7.1 shall be made by RBS to LKS for each Agreement Year during the Research Term and shall be payable quarterly in advance, with the first payment haying already been made on the execution date of the Heads of Agreement. The next payment shall be due at the beginning of the next Calendar Quarter beginning July 18, 1996.

                  5.7.2. LKS Funding at LKS. During the Research Term, LKS will fund * FTEs per year at LKS in support of Research. Additionally, LKS will collaborate with RBS to expedite establishment of HTS at RBS.

                  5.7.3. RBS Funding at RBS. During the Research Term, RBS will support a minimum of * FTEs to conduct Research at RBS which may be increased with time as outlined in the Research Plan.

      5.8 No Conflict With Research Collaboration. LKS agrees that the funds to support the Research Collaboration provided by RBS will be

* Confidential treatment requested: material has been omitted and filed separately with the Commission.

applied to the Research Collaboration and may not, without RBS prior written approval, be used in support of any other research at LKS.

      5.9 Title to Equipment. LKS will retain title to any equipment purchased with funds provided by RBS under this Agreement. The intent is that the costs of any such equipment will be included in the FTEs and not be a separate cost.

      5.10  Term and Termination of the Research Collaboration.

            5.10.1 Research Term. The Research Collaboration shall terminate on the earlier of (i) two (2) years from the execution date of the Heads of Agreement or (ii) the date on which a clinical development candidate is selected by the CMC (the "Research Term"). Subject to Section 5.7.1.3, both parties will have the option to extend the Research Term for additional one (1) year periods upon mutually acceptable terms at the conclusion of the second Agreement Year,

            5.10.2  Termination by RBS.

                  5.10.2.1 Failure to Establish HTS. RBS will have the option to terminate the Research Collaboration if an HTS for the CKR-3 receptor-based assay cannot be established at RBS. In the event RBS elects not to terminate the Research Collaboration as provided herein, the Research Plan and the level of Research Funding will be re-evaluated given the change in the focus and intent of the Research Collaboration.

                  5.10.2.2 First Anniversary. RBS may terminate this Agreement without cause on the first anniversary of the signing of the Heads of Agreement upon thirty (30) days prior written notice to LKS. Upon such termination, RBS will pay LKS a termination fee equal to three (3) months of additional Research funding beyond such anniversary date.

                  5.10.2.3 Failure to Meet Proof of Concept. RBS may terminate this Agreement, on or before the first anniversary of the Heads of Agreement, upon thirty (30) days prior written notice to LKS, in the event RBS establishes a decision point at in vivo proof of concept (e.g., LKS receptor-blocking monoclonal antibodies ("mAbs") or small molecules) utilizing criteria and conditions established by the CMC and such criteria and conditions for going forward have not been met.

                  5.10.2.4 Breach by LKS. In the event of a material breach by LKS of any of LKS's obligations and covenants, if such breach is not cured within sixty (60) days after written notice is given by RBS to LKS specifying the breach, RBS may terminate the Research Collaboration and cease funding hereunder upon the expiration of such sixty (60) day period; provided, however, that this Agreement shall otherwise continue in full force and effect and LKS's right to receive any unpaid balance otherwise committed by RBS as support for Research hereof will become forfeited and no further payments with respect to the Research Collaboration will be due to LKS by RBS except to the extent that such funds are necessary to pay actual and non-cancelable obligations of LKS accrued to that date.

                  5.10.2.5 Results of Termination by RBS. If RBS terminates the Research Collaboration prior to the expiration of the Research Term pursuant to
Section 5.10.2.1., 5.10.2.2 or 5.10.2.3, this Agreement shall terminate and the provisions of Section 13.8 shall apply.

            5.10.3 Termination by LKS. In the event of a material breach by RBS of any of RBS's obligations and covenants, if such breach is not cured within sixty (60) days after written notice is given by LKS to RBS specifying the breach, LKS may terminate this Agreement upon the expiration of such sixty (60) day period and the provisions of Section 13.8 shall apply.

      5.11 Clinical and Regulatory Activity. In accordance with the other terms contained herein, RBS will, at its sole expense, conduct all clinical and regulatory work in the Research Collaboration in order to obtain registration for the Products being developed in the Research Collaboration. LKS may have ex officio membership on RBS' International Program Team ("IPT") for a Product upon the permission of the IPT, which shall be made in the IPT's sole discretion, and may be permitted to attend key IPT committee meetings with respect to development of Products, at the IPT's sole discretion with LKS bearing its own costs.

      5.12 Preclinical Development Activity. During the period from the end of the Research Term and for so long as there are ongoing activities with respect to the development of Products for Phase I Clinical Trials, Leukosite shall have a representative on the RBS Project Team which coordinates such activities.

6.    RESULTS OF THE RESEARCH COLLABORATION/PATENTS.

      6.1 Mutual Disclosure. Any Result that either party believes may involve a patentable invention or a preliminary finding of scientific significance will be promptly disclosed to the other party at the earliest practicable time.

      6.2   LKS Results.

            6.2.1. Title. All right, title and interest in and to all Materials, Information, and Inventions which are conceived and/or made by LKS employees alone and any and all intellectual property rights based thereon including, but not limited to, patent rights (the "LKS Patent Rights"), shall be owned by LKS (individually and collectively "LKS Results").

            6.2.2. Use. LKS shall grant RBS an exclusive license to the LKS Results for use in the Field of Research or with any Product. LKS may license the LKS Results outside the Field of Research; provided, however, that if the LKS Results are exclusive to the Field of Research, LKS may not license the LKS Results to any Third Party.

            6.2.3. Patent Rights. LKS shall file, prosecute and maintain the Background Patent Rights and LKS Patent Rights. RBS shall pay the Patent Costs therefor to the extent such rights are not licensed outside the Field of Research. If any such rights are licensed outside the Field of Research, RBS shall only pay a pro-rata share of on-going Patent Costs and with respect to the LKS Patent Rights, RBS will be reimbursed on a pro-rata basis for the Patent Costs RBS has paid with respect to the LKS Patent Rights. The Patent Costs shall be pro-rated by the number of additional licensees. If LKS, with respect to the LKS Patent Rights decides, at any time, not to file or maintain an application or a Patent as provided hereunder, it shall give RBS notice to this effect and upon such notice RBS shall have the right, but not the obligation, to file and maintain, such application or Patent, in its own name and at its own expense. If RBS elects to file and maintain a Patent that LKS has declined to file or maintain, LKS shall assign to RBS all rights in such application or Patent.

      6.3   Joint Results.

            6.3.1. Title. All right, title and interest in and to all Materials, Information, and Inventions which are conceived and/or made by RBS employees and LKS employees and any and all intellectual property rights based thereon including, but not limited to, patent rights (the "Joint Patent Rights"), shall be deemed to be joint inventions, in accordance with applicable law, and shall be owned by both parties jointly (individually and collectively "Joint Results").

            6.3.2. Use. RBS shall have the exclusive right to use the Joint Results in the Field of Research. RBS may license to a Third Party in the Field of Research to the extent necessary to make, have made or use the Products. Both RBS and LKS may use the Joint Results outside the Field of Research. Neither party may license to a Third Party for use outside the Field of Research without the other party's prior written consent, which may not be unreasonably withheld or delayed.

            6.3.3. Patent Rights. RBS shall file and prosecute the Joint Patent Rights and pay the Patent Costs therefor. If RBS decides, at any time, not to file or maintain an application or a Patent as provided hereunder, it shall give LKS notice to this effect and upon such notice LKS shall have the right, but not the obligation, to file and maintain, such application or Patent, in its own name and at its own expense. If LKS elects to file and maintain a Patent Right on which RBS has declined to file or maintain, RBS shall assign to LKS all rights in such application or Patent.

      6.4   RBS Results.

            6.4.1. Title. All right, title and interest in and to all Materials, Information, and Inventions which are conceived and/or made by RBS employees alone and any and all intellectual property rights based thereon including, but not limited to, patent rights (the "RBS Patent Rights"), shall be owned by RBS (individually and collectively "RBS Results").

            6.4.2. Use. In addition to RBS's rights to sublicense the RBS Results as set forth elsewhere in this Agreement, RBS may license the RBS Results outside the Field of Research. LKS shall have exclusive rights to the RBS Results only if RBS transfers such rights to LKS pursuant to Section 13.8 hereof.

            6.4.3. Patent Rights. RBS shall file and prosecute the RBS Patent Rights and pay the Patent Costs therefor. If RBS decides, at any time, not to file or maintain an application or a Patent as provided hereunder, it shall give LKS notice to this effect and upon such notice LKS shall have the right, but not the obligation, to file and maintain, such application or Patent, in its own name and at its own expense. If LKS elects to file and maintain such an application, RBS shall assign to LKS all rights in such application or Patent.

      6.5 Publication. During the Research Term, there will be no publication of the Results or other publications in the Field of Research by LKS or RBS, or any employee of the parties unless the CMC has reviewed and approved the proposed scientific publication concerning the Results. After termination of the Research Term, if either party is going to publish in the Field of Research, the publishing party shall provide such publication to the other party preferably thirty (30) days but no later that two (2) weeks prior to submission for publication to allow the other party time to determine whether any Confidential Information should be deleted from the proposed publication.

      6.6   Infringement

            6.6.1. If any of the Patent Rights is infringed by a third party with respect to the Products, the party which becomes aware of such infringing activity shall promptly notify the other party of such activity. RBS shall have the right and option but not the obligation to bring an action for infringement, at its sole expense, against such third party in the name of LKS and/or in the name of RBS, and to join LKS as a party plaintiff if required. RBS shall keep LKS informed as to the prosecution of any action for such infringement. No settlement, consent judgment or other voluntary final disposition of the suit which adversely affects Patent Rights may be entered into without the consent of LKS, which consent shall not unreasonably be withheld.

            6.6.2. In the event that RBS shall undertake the enforcement and/or defense of the Patent Rights by litigation any recovery of damages by RBS for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of RBS relating . to the suit. The balance remaining from any such recovery shall be divided equally between RBS and LKS.

            6.6.3. In the event that RBS elects not to pursue an action for infringement, upon written notice to LKS by RBS that an unlicensed third party is an infringer of Patent Rights licensed to RBS, LKS shall have the right and option, but not the obligation at its cost and expense to initiate infringement litigation and to retain any recovered damages. LKS shall keep RBS informed as to the prosecution of any action for such infringement.

            6.6.4. In any infringement suit either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. All reasonable out-of-pocket costs incurred in connection with rendering cooperation requested hereunder shall be paid by the party requesting cooperation.

7     ROYALTIES AND OTHER COMPENSATION.

      7.1   Royalties.

                  7.1.1. Amount. RBS shall pay to LKS on the Net Sales of Products sold by RBS, its Affiliates and Sublicensees in the Territory royalties as follows:

      Non-Monoclonal Antibody Product

            Where there is Patent Protection, as hereinafter defined, the following royalties will be paid on Net Sales:

            *% on the portion of aggregate annual worldwide Net Sales of up to and including *

            *% on the portion of aggregate annual worldwide Net Sales between
* and up to and including *

            *% on the portion of aggregate annual worldwide Net Sales above *

            Where there is No Patent Protection, as hereinafter defined, the following royalties will be paid on Net Sales:

            *% on the portion of Net Sales less than or equal to *

            *% on the portion of aggregate annual worldwide Net Sales between * and up to and including *

            *% on the portion of aggregate annual worldwide Net Sales above *

      Monoclonal Antibody Product

            Where there is Patent Protection the following Royalties will be paid on Net Sales:


*Confidential treatment requested: material has been omitted and filed separately with the Commission.

            *% on Net Sales

            Where there is No Patent Protection the following Royalties will be paid on Net Sales:

            *% on Net Sales

            7.1.2. Patent Protection. For purposes of this Section, "Patent Protection" shall mean that (i) the Product is covered by a Valid Claim of Patent Rights in the country where sold or (ii) patents are not available in such country and there is no significant competition for Product from the same product sold by a competitor in the same country. "No Patent Protection" shall mean that (i) the Product is not covered by a Valid Claim of Patent Rights in the country where sold or (ii) patents are not available in such country and there is significant competition for Product from the same product sold by a competitor in the same country. If a Product is subsequently covered by a Valid Claim of Patent Rights, from that point on, RBS shall pay royalties as a patented Product.

            7.1.3. Competitive Pressures. In the event the obligations of RBS under the Agreement significantly diminish its or its Affiliates' capabilities to respond to competitive pressures in a country, the parties agree to explore, in good faith, steps to be taken to respond to such circumstances.

            7.1.4. Other Royalties. In the case of Non-Monoclonal Antibody Products and on a country by country basis, in the event that royalties are to be paid by RBS to a party who is not an Affiliate of LKS, to make, use or sell Product for which royalties are also due to LKS hereunder (such royalties to such party are hereinafter "Other Royalties") and such Other Royalties are in excess of three percent (3%) of Net Sales of Product, then the royalties to be paid to LKS by RBS pursuant to this Agreement shall be reduced by onehalf of the amount of such Other Royalties in excess of three percent (3%) of Net Sales of Product, but at no time will LKS receive either less than a 4% royally on Net Sales for such Products where there is Patent Protection or less than a 2.5% royally on Net Sales for such Products where there is No Patent Protection.

            7.1.5. Royalty Term. Royalties shall be paid as set forth above by RBS, on a country by country, Product by Product, basis for a period of at least ten (10) years in each country of the Territory from the date of First Commercial Sale of such Product in each such country and if thereafter such Product is covered by a Valid Claim of a Patent Right,


*Confidential treatment requested: material has been omitted and filed separately with the Commission.

such royalties shall be payable until the last to expire Patent Right in such country.

            7.1.6. Combination Product. In the event that a Product includes both component(s) for which royalties are due hereunder ("Royally Bearing Component(s)") and a component which is diagnostically useable or therapeutically active alone or in a combination which does not require a Royalty Bearing Component ('Non-Royalty Bearing Component(s)") (such Product being a "Combined Product"), then Net Sales shall be the amount which is normally received by RBS, its Affiliates or Sublicensees from a sale of the Royalty Bearing Component(s) in an arm's length transaction with an unaffiliated Third Party. If the Royally Bearing Component(s) are not sold separately, then Net Sales upon which a royally is paid shall be the Net Sales of the Combined Product multiplied by a fraction, the numerator of which is the inventory cost for producing the Royally Bearing Components and the denominator of which is the inventory cost for producing the Combined Product.

      7.2 License Fee. RBS shall pay to LKS a non-refundable and non-creditable license fee of * as follows: * which LKS acknowledges has already been paid on the signing of the Heads of Agreement and * to be paid upon the establishment of the HTS at RBS or the Effective Date, whichever is later.

      7.3   Milestone Payments.

            7.3.1. Amounts. RBS shall pay the following amounts upon the occurrence of the following milestone events.

MILESTONE PAYMENTS:

      Non-Monoclonal Antibody Product*

      * to be paid to LKS for the first Product to receive IND approval.

      * to be paid to LKS upon acceptance of the first Product into the Roche Development Portfolio.

      * to be paid to LKS for the first Product to receive approval of NDA or equivalent.

      (*e.g., protein, peptide, organic or inorganic small molecule, fusion protein, gene therapy, etc.)

*Confidential treatment requested: material has been omitted and filed separately with the Commission.

      Monoclonal Antibody Product

      * to be paid to LKS upon RBS' decision to proceed with a humanized mAb.

      * to be paid to LKS upon the successful humanization of the mAb.

      * to be paid to LKS upon successful completion of Phase II clinical trials permitting the Product to proceed to Phase III based upon demonstration of safety and efficacy.

      * to be paid to LKS upon the decision to proceed to Phase III clinical trials.

      * to be paid to LKS upon approval of a PLA or equivalent.

            7.3.2. Replacement Product. Should a Product replace another Product before such Product reaches the market, it shall, for the purpose of milestones, enter at the next payable milestone.

            7.3.3. Termination. Discontinuation of the Research Collaboration pursuant to Section 5.10.2 and resulting termination of this Agreement will terminate RBS and its Affiliates obligations to make any future milestone or upfront payments.

      7.4 Records. RBS shall keep, and shall cause each of its Affiliates and Sublicensees to keep, full and accurate books of account containing all particulars relevant to its sales of Products that may be necessary for the purpose of calculating all royalties payable to LKS. Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, for the two (2) years next following the end of the calendar year to which each shall pertain, be open for inspection by an independent certified public accountant reasonably acceptable to RBS, upon at least thirty (30) days prior written notice during normal business hours at LKS's expense for the sole purpose of verifying royalty statements or compliance with this Agreement. Results of such inspection shall be made available to both Parties. In the event the inspection determines that royalties due LKS for any period have been underpaid by * or more, then RBS shall pay for all costs of the inspection. In all cases, RBS shall pay to LKS any underpaid royalties within thirty days (30) of the date LKS delivers to RBS such accountant's written report so concluding and with interest at the prime rate set forth


* Confidential treatment requested: material has been omitted and filed separately with the Commission.

in the Wall Street Journal, plus  *   . In the event that such examination
concludes that there has been an overpayment with respect to such amounts, the excess shall be credited to RBS against future payments to LKS. All information and data reviewed in the inspection shall be used only for the purpose of verifying royalties and shall be treated as RBS Confidential Information subject to the obligations of this Agreement. No audit by an agent of LKS shall occur more frequently than once during any twelve (12) month period.


      7.5 Accounting Period. In each year the amount of royalty due shall be calculated semi-annually as of the end of each June 30 and December 31 (each as being the last day of an "Accounting Period") and shall be paid semi-annually within the ninety (90) days next following such date. Every such payment shall be supported by the accounting prescribed in Paragraph 7.6 and shall be made in United States currency. Whenever for the purpose of calculating royalties, conversion from any foreign currency shall be required, such conversion shall be made as follows:

            7.5.1. For RBS and its Affiliates:

            For countries other than the United States, when calculating the Adjusted Gross Sales, the amount of such sales in foreign currencies shall be converted into Swiss Francs as computed in the central Roche's Swiss Francs Sales Statistics for the countries concerned, using the average monthly rate of exchange at the time for such currencies as retrieved from the Reuters System. When calculating the royalties on Net Sales, such conversion shall be at the average rate of the Swiss Franc to the United States currency as retrieved from the Reuters System for the applicable Accounting Period. With respect to royalties due on Net Sales in the United States, RBS shall report and have paid to LKS such royalties in United States currency directly from one of its Affiliates in the United States.

            7.5.2. For a licensee in a country:

            For countries other than the United States, when calculating the Adjusted Gross Sales, the amount of such sales shall be reported by the Licensee to Roche within thirty (30) days from the end of an Accounting Period, after having converted each applicable monthly sales in foreign currency into the United States currency using the average between the buying and selling rate of exchange published in the Wall Street Journal (or some other source agreed upon in writing by the

* Confidential treatment requested: material has been omitted and filed separately with the Commission.

parties for any particular country) for the last business day of each respective month of the Accounting Period.

8     REPRESENTATIONS AND WARRANTIES.

      8.1 Mutual Representations and Warranties. Each party represents and warrants to the other party that: (i) it is free to enter into this Agreement;
(ii) in so doing, it will not violate any other agreement to which it is a party; and (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

      8.2 LKS Representations and Warranties. LKS hereby represents and warrants to RBS that:

            (i) It is the owner of, or is the licensee of the Background Patent Rights and Confidential Information related to Products which it has licensed to RBS under this Agreement, and accordingly has the right to grant licenses or sublicenses therefor;

            (ii) It has not entered into any agreement with any Third Party which is in conflict with the rights granted to RBS pursuant to this Agreement;

            (iii) It has furnished RBS with the audited balance sheet of LKS as of December 31, 1995 and the related audited income statement of LKS for the year then ended, certified by LKS's independent public accountants. The audited financial statements, including all notes thereto (if any), are complete and accurate in all material respects, and present fairly the financial condition of LKS as of the date and for the periods indicated;

            (iv) It has furnished unaudited financial statements as of March 31, 1996, which statements are in accordance with the books and records of LKS, and present fairly the financial condition of LKS as of the date and for the periods indicated; and

            (v) As of the Effective Date, LKS, without having made an investigation, is not aware of any claim or demand, asserted or unasserted, which it believes would have an adverse effect on the rights granted to RBS hereunder.

      8.3 Limitation. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT LKS MAKES NO REPRESENTATIONS

OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR VALIDITY OF ANY LKS PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS.

9-     INDEMNIFICATION

      9.1   LKS Indemnification.

            9.1.1. Research Collaboration. LKS will defend, indemnify and hold harmless RBS, its Affiliates and licensors and their employees, agents, officers, trustees, shareholders and directors and each of them (the "RBS Indemnified Parties") from and against any and all third party claims, causes of action and costs (including reasonable attorney's fees) of any nature made or lawsuits or other proceedings filed or otherwise instituted against the RBS Indemnified Parties resulting from or arising out of LKS' activities under the Research Collaboration or out of the research, testing, handling, storage, or use of any chemical agents by LKS, its employees, agents or Affiliates (other than those claims which result from the gross negligence or willful misconduct of an RBS Indemnified Party); provided, however, that no indemnification from LKS shall be applicable under this Section with respect to a claim or loss related to Products liability except as set forth in Section 9.1.2 below.

            9.1.2. Products Liability. To the extent a Product and rights relating thereto are transferred from RBS to LKS, LKS will defend, indemnify and hold harmless the RBS Indemnified Parties from and against any and all third party claims, causes of action and costs (including reasonable attorney's fees) of any nature made or lawsuits or other proceedings filed or otherwise instituted against the RBS Indemnified Parties resulting from or arising out of the manufacture, sale or use of any such Product by LKS, its Affiliates or its Sublicensees (other than those claims which result from the gross negligence or willful misconduct of an RBS Indemnified Party).

      9.2 RBS Indemnification. RBS will defend, indemnify and hold harmless LKS, its Affiliates and licensors and their employees, agents, officers, trustees, shareholders and directors and each of them (the "LKS Indemnified Parties") from and against any and all third party claims, causes of action and costs (including reasonable attorney's fees) of any nature made or lawsuits or other proceedings filed or otherwise instituted against the LKS Indemnified Parties resulting from or arising out of this Agreement or out of the development, testing, manufacture, handling, storage, use or sale of any Product by RBS, its Affiliates or its Sublicensees (other than those claims which result from the gross negligence or willful misconduct of an LKS Indemnified Party).

      9.3 Conditions to Indemnification. A person or entity that intends to claim indemnification under this Section 9 (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in this Section shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section. The Indemnitee under this Section, its employees and agents, shall cooperate FULLY with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification.

10.   ASSIGNMENT; SUCCESSORS.

      10.1 Assignment. This Agreement shall not be assignable by either of the parties without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that either party without the consent of the other party may assign this Agreement to an Affiliate or to a successor in interest or transferee of all or substantially all of the portion of the business to which this Agreement relates.

      10.2 Successors. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of said successors in interest and assigns of the parties. Any such successor or assignee of a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by said party and such Assignment shall not relieve the Assignor of any of its obligations under this Agreement.

11.   FORCE MAJEURE.

      Neither party shall be liable to the other party for damages or loss (other than with respect to payments due LKS hereunder) occasioned by failure of performance by the defaulting party if the failure is occasioned by war, fire, explosion, flood, strike or lockout, embargo, or any similar cause beyond the control of the defaulting party, provided that the party claiming this exception has exerted all reasonable efforts to avoid or remedy such event and provided such event does not extend for more than six (6) months.

12.   TERM.

      Except as otherwise specifically provided herein and unless sooner terminated as provided in this Agreement, this Agreement and the licenses and rights granted hereunder shall remain in full force and effect until RBS's obligations to pay royalties hereunder terminate. Upon termination of RBS's obligation to pay royalties hereunder with respect to a specific country and specific Product as to which RBS's license is then in effect and RBS's payment of all such royalties, the license granted to RBS with respect to such country and such Product pursuant to Section 2.1 shall be deemed to be fully paid and RBS shall thereafter have a royalty-free right to use the Patent Rights to make, have made, use and sell such Product in such country.

13.   TERMINATION.

      13.1 Failure to Develop. In the event RBS fails to use commercially reasonable and diligent efforts to develop a Product to the point that an IND for a Product can be approved by the FDA, then LKS at its option, may terminate this Agreement. Following IND approval for a Product, RBS shall continue to use commercially reasonable and diligent efforts to develop and register such Product. In either event, however, RBS will have the right to terminate the development of any Product after the expiration of the Research Term and such termination will not result in a termination of this Agreement so long as RBS is continuing the development of another Product under this Agreement. In such event, LKS will not have rights to continue development of the Product so terminated.

      13.2 Decision not to Market in the Major Markets. If, at any time, RBS elects not to market or sublicense a Product in a Major Market, RBS may elect, in its sole discretion, to (i) return all rights to such Product in such Major Market to LKS or (ii) retain all rights to such Product in such Major Market and, in addition to other compensation due LKS hereunder, RBS shall pay LKS a flat fee equal to the royally based upon three peak years of projected sales in such Market as determined by an independent market researcher, who shall be mutually agreed upon between the parties (the "Flat Fee").

      13.3 Failure to Market in a Major Market. In the event that, at any time, a panel of arbitrators selected in accordance with Section 14.4 hereof determines that RBS has not used commercially reasonable and diligent efforts to market or sublicense a Product in a Major Market, then RBS shall (i) return all rights to such Product in such Major Market to LKS or GO retain all rights to such Product in such Major Market and, in addition to other compensation due LKS hereunder, RBS shall PAY LKS the Flat Fee for such Product. In addition, under both G) and GO, RBS shall pay LKS an additional fee equal to an amount to be determined by a panel of arbitrators for the failure to use commercially reasonable and diligent efforts.

      13.4 Decision not to Market Worldwide. After approval of a Product, if RBS terminates the marketing and sale of such Product by itself, its Affiliates, or Sublicensees on a worldwide basis with the intent not to resume marketing or sale of the Product within a reasonable time period (other than due to a Product shortage or recall or any Force Majeure situation), either party may terminate this Agreement upon thirty (30) days prior written notice.

      13.5 Material Breach. Upon breach of any material provisions of this Agreement by either party to this Agreement, in the event the breach is not cured within sixty (60) days after written notice to the breaching party by the other party, in addition to any other remedy it may have, the other party at its sole option may terminate this Agreement, provided that such other party is not then in breach of this Agreement.

      13.6 Bankruptcy. Either party to this Agreement may, upon giving notice of termination, immediately terminate this Agreement upon receipt of notice that the other party has become insolvent or has suspended business in all material respects hereof, or has consented to an involuntary petition purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or has made an assignment for the benefit of creditors or has applied for or consented to the appointment of a receiver or trustee for a substantial part of its property.

      13.7 Survival. The obligations of Sections 4, 8, 9, and 13, as well as Sections 14.3 and 14.4 shall survive any termination of this Agreement.

      13.8  Results of Termination.

            13.8.1 Transfers and Licenses. In the event of termination under
Section 5.10.2.1, 5.10.2.2, 5.10.2.3, 13.1, 13.2, 13.3, or 13.4, or in the event
LKS terminates this Agreement pursuant to Section 5.10.3, 13.5, or 13.6, all licenses and rights granted to RBS by LKS shall terminate forthwith and RBS shall transfer or cause to be transferred to LKS RBS Results and all limitations on LKS's rights to use or license the LKS Results and Joint Results shall cease. In addition, in the case of a Product identified at the time of termination and Products related thereto, RBS shall transfer to LKS RBS Technology and RBS Patents that relate exclusively to such Product. To the extent that RBS Technology and RBS Patents do not relate exclusively to such Product(s) but are necessary to manufacture, use or sell such Product(s), RBS shall grant to LKS a non-exclusive, worldwide, royalty-free (except as provided in Section 13.8.3) sublicensable license to RBS Technology and RBS Patents for use solely in manufacturing, using and selling such Product(s) and exclusive to LKS with respect to the Products. In addition, in the event RBS' rights in a country are terminated under Section 13.2 or 13.3, RBS shall also grant to LKS an exclusive, royally-free (except as provided in Section 13.8.3) sublicensable license under RBS Patents and RBS Technology to make, have made, use and sell Products in such country. Notwithstanding the foregoing if RBS elects not to, or fails to use commercially reasonable and diligent efforts to market or sublicense a Product in the United Kingdom, France, or Germany, the rights that shall be returned to LKS are the rights to market or sublicense a Product in all countries that are, as of the date of the return of such right members of the European Union. LKS shall pay all reasonable costs associated with transferring title to such Product from RBS or its Affiliates to LKS. RBS shall provide reasonable cooperation in transferring such registrations and other property to LKS and thereafter shall charge LKS on an fully allocated cost basis for the additional employee time. LKS shall have full responsibility for such Product after such transfer. Nothing contained herein shall require RBS to transfer the original of any data or all copies of such data that RBS is required by law, regulation, or regulatory authority, to retain the original or a copy thereof.

            13.8.2 Post-Termination Access. If, on termination of the Agreement, a Product has not yet been identified and LKS subsequently needs a license under the RBS Technology or RBS Patents that were existing as of the date of the termination in order to develop, manufacture, use, or sell a Product that is a direct result of the Research Collaboration, RBS shall grant to LKS a royalty-free license to such RBS Technology or RBS Patents that would be necessary to develop, manufacture, use, or sell such Product. If, upon termination of the Agreement, a Product has not yet been identified and LKS subsequently needs a license under the RBS Technology or RBS Patents that were existing as of the date of the termination in order to develop, manufacture, use, or sell a Product that is not a direct result of the Research Collaboration, RBS shall not unreasonably withhold a license to such RBS Technology or RBS Patents that would be necessary to develop, manufacture, use, or sell such Product. If upon termination of the Agreement, a Product has not yet been identified, RBS and LKS shall agree at the time of termination what the RBS Technology and RBS Patents developed during the Research Collaboration are. Notwithstanding the provisions of Section 13.7, the provisions of this Section
13.8.2 shall survive for no more than five (5) years following the date of termination of this Agreement.

      13.8.3 Reciprocal Royalties. If a Product is commercialized by LKS or one of its partners or sublicensees, after the transfer of such Product to LKS under
Section 13.2 or 13.4, royalties as set forth in Section 7.1 ("Reciprocal Royalties") shall be payable to RBS on the Net Sales of such Product sold by LKS or its Affiliates as follows. If the transfer to LKS occurs prior to an IND filing then no royalties would be due to RBS, if such transfer occurs through Phase I * of the Reciprocal Royalties would be due, if such transfer occurs between Phase II and Phase 111, * of the Reciprocal Royalties would be due; if such transfer occurs between Phase III and regulatory approval, * of the Reciprocal Royalties would be due; and if thereafter * of the Reciprocal Royalties would be due.

14.   GENERAL PROVISIONS.

      14.1 Independent Contractor. The relationship between LKS and RBS is that of independent contractors. LKS and RBS are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. LKS shall have no power to bind or obligate RBS in any manner. Likewise, RBS shall have no power to bind or obligate LKS in any manner.



* Confidential treatment requested: material has been omitted and filed separately with the Commission.

      14.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and supersedes all prior agreements in this respect. There shall be no amendments or modifications to these Agreements, except by a written document which is signed by both parties.

      14.3 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the laws of New York, U.S.A. without reference to its choice of law principles.

      14.4 Arbitration. Except for the right of either party to apply to a court of competent jurisdiction for a Temporary Restraining Order to preserve the status quo or prevent irreparable harm pending the selection and confirmation of a panel of arbitrators, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach or termination thereof, shall be settled by final and binding arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In any arbitration pursuant to this section, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members, one being appointed by each party and the third, who shall be the chairman of the panel, being appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within sixty (60) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within thirty (30) days after the commencement of the arbitration proceeding, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. The place of arbitration shall be New York City.

      14.5 Headings. The headings in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular or section or paragraph.

      14.6 No Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this Agreement, excepting only as to an expressed written and signed waiver as to a particular matter for a particular period of time.

      14.7 Compliance with Laws. In conducting any activities under this Agreement or in connection with the manufacture, use, or sale of Product, each party shall comply with all applicable laws and regulations including, but not limited to. current good laboratory practices as defined by the FDA.

      14.8 Public Statements. Neither party shall use the name of the other party in any public statement, prospectus, annual report, or press release without the prior written approval of the other party, which may not be unreasonably withheld or delayed, provided, however, that both parties shall endeavor in good faith to give the other party a minimum of five business days to review the such press release, prospectus, annual report, or other public statement.

      14.9 Notices. Any notices given pursuant to this Agreement shall be in writing and shall be deemed delivered upon the earlier of (i) when received at the address set forth below, or (ii) three (3) business days after mailed by certified or registered mail postage prepaid and properly addressed, with return receipt requested, or (iii) when sent, if sent, by facsimile, as confirmed by certified or registered mail. Notices shall be delivered to the respective parties as indicated:

      If To LKS:                    LeukoSite, Inc.
                                    215 First Street
                                    Cambridge, Massachusetts 02142
                                    Attn: CEO

Copy to:                            Carella, Byrne, Bain, Gilfillan, Cecchi,
                                    Stewart & Olstein
                                    6 Becker Farm Road Roseland, New Jersey
                                    07068 Fax No. (201) 597-0250
                                    Attn:  Elliot M. Olstein, Esq.

If to RBS:                          Roche Bioscience, a division of Syntex
                                    (U.S.A.) Inc.
                                    3401 Hillview Avenue
                                    Palo Alto, California 94304
                                    Attn:  VP, Business Development
                                    Inflammatory Disease Business Unit

copy to:                            Syntex (U.S.A.) Inc.
                                    3401 Hillview Avenue
                                    Palo Alto, California 94304
                                    Attn:  Corporate Law Department

      14.10 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

LEUKOSITE, INC.                     SYNTEX (U.S.A.) INC.


By:/s/ Christopher Mirabelli        By:/s/ James N. Woody
-------------------------------     -----------------------------------
Christopher Mirabelli, Ph.D.        James N. Woody, M.D., Ph.D.
President and CEO                   President






Appendix A - Patents Rights
Appendix B - Research Plan
Appendix C - CMCC Agreement